Exhibit 99.1

THE CHEFS’ WAREHOUSE, INC. EXPECTS FISCAL 2013 FINANCIAL RESULTS TO

BE BELOW PREVIOUS GUIDANCE

Ridgefield, Connecticut, January 27, 2014—The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today announced changes in its anticipated results for fiscal 2013.

The Company currently expects the following for fiscal year 2013:

•	Revenue between $670.0 million and $673.0 million
•	Adjusted EBITDA[1] between $46.1 million and $46.7 million
•	Net income between $16.5 million and $16.7 million
•	Net income per diluted share between $0.75 and $.076
•	Modified pro forma net income per diluted share[1] between $0.80 and $0.81

The anticipated results are based upon an estimated effective tax rate of approximately 41.5% and an estimated fully diluted share count of 22.0 million shares for the fiscal year 2013. As of the date of this release, the Company has not completed its financial close process for 2013 and therefore these estimated results are preliminary.

Christopher Pappas, Chairman and Chief Executive Officer of The Chefs’ Warehouse said, “Top line performance of our core business for 2013 was toward the lower end of our expectations, due in part to adverse weather in the Northeast and mid-West during the key holiday season. However, with our acquisition of Allen Brothers in December we were able to continue to execute on our strategy of growing our business through opportunistic acquisitions. The acquisition of Allen Brothers positively impacted the Company’s revenue for the fourth quarter of 2013 by approximately $11.4 million, driven largely by the seasonal impact of their direct to consumer business. In addition, we expect to record a gain from the reduction of a contingent consideration liability related to one of our recent acquisitions. However, continued margin pressure at our Michaels’ Finer Meats subsidiary during the quarter and a significant charge related to an accounting issue involving that subsidiary have negatively impacted our fourth quarter results. While we are disappointed with our preliminary results, which included a much weaker December than we were anticipating, we remain confident in our long-term business strategy of growing and building our core markets, entering new attractive markets and pursuing opportunistic acquisitions.”

In regard to the accounting issue, the Company has determined that an employee involved in the financial reporting process at its Michael’s Finer Meats subsidiary, which the Company acquired in August 2012, deliberately made unsupported adjustments to the subsidiary’s inventory balances resulting in an aggregate overstatement to the subsidiary’s inventory balance as of the closing date of approximately $427,000, which increased to an aggregate overstatement of approximately $905,000 at September 27, 2013. (The total inventory balance, net of reserves, for The Chefs’ Warehouse was $57.3 million at September 27, 2013.) The overstatement of inventory resulted in an understatement of cost of goods sold. Because the Company believes that the impact of these adjustments was not material to the Company’s consolidated financial

[1]

Please see the financial tables at the end of this press release for a reconciliation of projected Adjusted EBITDA and projected modified pro forma EPS to these measures’ most directly comparable GAAP measure.

statements for any financial reporting period subsequent to the closing date, the Company is taking a non-cash charge of approximately $0.02 per diluted share in the fourth quarter of 2013 to correct these misstatements.

The audit committee of the Company’s board of directors, together with outside counsel and forensic accountants engaged by the audit committee, undertook a review of the actions of the subsidiaries’ financial and operating personnel to determine the nature and extent of the unsupported adjustments. The Company concluded that no other balance sheet accounts were materially impacted. The Company has terminated the employment of the Michael’s Finer Meats’ employee involved. In addition, the Company today notified the former owners of the business that it was making a claim under the purchase agreement regarding this matter for amounts related to periods through the closing date of that acquisition, as well as expenses associated with the audit committee’s review of this matter.

Mr. Pappas continued, “We are committed to integrity and reliability in all of our operations and financial reporting, and we regret the impact of the actions of this individual. We view this challenge as an opportunity to continue to strengthen our control environment, particularly at recently acquired businesses.”

The Company intends to release financial results for the fourth quarter and fiscal year ended December 27, 2013 in late February.

Conference Call

The Company will host a conference call today at 5:00 pm ET. The call can be accessed live over the phone by dialing (877) 705-6003 or for international callers (201) 493-6725. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517; the conference ID is 13575278. The replay will be available until Monday, February 3, 2014. The call will also be webcast live from the Company’s investor relations website (http://investors.chefswarehouse.com).

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to successfully integrate those businesses and realize expected synergies from those acquisitions; the Company’s ability to deploy the remaining net proceeds from its September 2013 common stock offering within the time frame currently contemplated; increased fuel costs and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; the strain on the Company’s infrastructure and resources caused by its growth; the Company’s ability to recover its losses related to the accounting issue at its Michael’s Finer Meats subsidiary from the former owners of Michael’s Finer Meats; the results of the Company’s continuing investigation into the accounting issue involving its Michael’s Finer Meats subsidiary; and completion of the audit of the Company’s 2013 financial statements. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2013 and subsequently filed quarterly reports on Form 10-Q. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Projections of fourth quarter performance are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, patisseries, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 23,200 products to more than 17,500 customer locations throughout the United States and Canada.

THE CHEFS’ WAREHOUSE, INC.

2013 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2013 MODIFIED PRO FORMA

FULLY DILUTED EPS GUIDANCE(1)(2)

	Low-End Guidance	High-End Guidance
Net income per diluted share	$0.75	$0.76
Duplicate facility rent(3)	0.04	0.04
Cummulative impact of prior year inventory overstatement(4)	0.01	0.01
Investigation costs(5)	0.01	0.01
Third party transaction costs(6)	0.02	0.02
Reduction of contingent liability(7)	(0.03)	(0.03)

Modified pro forma net income per diluted share	$0.80	$0.81

1.	Guidance is based upon an estimated effective tax rate of 41.5% and an estimated fully diluted share count of 22.0 million shares.

2.	We are presenting projected modified pro forma EPS, which is not a measurement determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe this measure provides an additional metric to evaluate our currently projected results and which we believe, when considered with both our projected GAAP results and the reconciliation to projected net income per diluted share, provides a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and perspective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma EPS as a performance measure permits a comparative assessment of our expectations regarding our projected operating performance relative to our projected operating performance based on our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance.

3.	Represents rent and occupancy expense incurred in connection with the renovation and expansion of our Bronx, NY facility while we have been unable to utilize the facility during construction.

4.	Represents the cummulative prior year impact related to the inventory misstatements at Michael’s Finer Meats.

5.	Represents the costs incurred in our investigation of the accounting issue referred to in note (4) above.

6.	Represents third party transaction costs related to the Company’s acquisitions.

7.	Represents the reduction of a liability for contingent consideration related to one of the Company’s prior acquisitions due to the fact the acquired entity failed to meet specified earnings targets as defined in the earnout agreement for that transaction.

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2013

(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net Income:	$16,500	$16,700
Provision for income tax expense	11,750	11,900
Depreciation & amortization	7,300	7,400
Interest expense	7,700	7,800

EBITDA(1)	43,250	43,800

Adjustments:
Stock compensation(2)	1,200	1,200
Duplicate rent(3)	1,550	1,550
Cummulative impact of prior year inventory overstatement(4)	475	475
Investigation costs(5)	300	300
Third party transaction costs(6)	600	600
Reduction of contingent liability(7)	(1,200)	(1,200)

Adjusted EBITDA(1)	$46,175	$46,725

1.	We are presenting projected EBITDA and projected Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently projected results and which we believe, when considered with both our projected GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our expectations regarding our projected operating performance relative to our projected performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our non-executive outside directors.

3.	Represents rent and occupancy expense incurred on the renovation and expansion of our Bronx, NY distribution facility while we have been unable to use the facility.

4.	Represents the cummulative prior year impact related to the inventory misstatements at Michael’s Finer Meats.

5.	Represents the costs incurred in our investigation of the accounting issue referred to in note (4) above.

6.	Represents third party transaction costs related to the Company’s acquisitions.

7.	Represents the reduction of a liability for contingent consideration related to one of the Company’s prior acquisitions due to the fact the acquired entity failed to meet specified earnings targets as defined in the earnout agreement for this transaction.